Exhibit 5.1

September 30, 2022

Board of Directors

3017 Bolling Way NE, Floors 1 and 2,

Atlanta, Georgia, 30305, USA

To the Board of Directors:

We are acting as counsel to T Stamp Inc. (the “Company”) with respect to the preparation and filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed to register for resale from time to time by a certain selling stockholder of the Company, as detailed in the Registration Statement (the “Selling Stockholder”) of up to 2,925,000 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”). Of the 2,925,000 shares of Class A Common Stock being registered, 975,000 are issued and outstanding as of the date of this opinion (the “Shares”), and 1,950,000 are issuable pursuant to the exercise of certain issued and outstanding warrants held by the Selling Stockholder to purchase shares of the Company’s Class A Common Stock at an exercise price of $1.77 per share, subject to adjustment (the “Warrants”). We refer to the 1,950,000 shares of Class A Common Stock issuable upon the exercise of the Warrants herein as “Warrant Shares” (and each individually, a “Warrant Share”).

In connection with the opinion contained herein, we have examined the Registration Statement, the amended and restated certificate of incorporation (as amended) of the Company, and amended and restated bylaws of the Company, the resolutions of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that, upon the issue of any Warrant Shares to the Selling Stockholder, the Company will receive consideration for the full exercise price thereof which shall be equal to $1.77 per Warrant Share (subject to adjustment).

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that Shares being registered pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable. Additionally, based on the foregoing, we are of the opinion that, upon the due issuance of the Warrant Shares and payment of the consideration therefor in accordance with the terms of the Warrants, such Warrant Shares will be legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof. This opinion is rendered solely in connection with the registration of the Shares and Warrant Shares for resale by the Selling Shareholder under the Registration Statement.

We further consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Yours truly,

/s/ CrowdCheck Law, LLP

AS/GA